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                         ACCESS ANYTIME BANCORP, INC.

                     INSTRUCTIONS FOR EXERCISE OF RIGHTS

     Upon the terms and conditions set forth in the Prospectus dated December __, 1996 (the "Prospectus"), Access Anytime Bancorp, Inc. (the "Company") is hereby offering to holders of record of its common stock, $.01 par value (the "Common Stock") at the close of business on December 20, 1996 (the "Record Date") up to 732,198 shares of Common Stock pursuant to nontransferable subscription rights (the "Rights") to subscribe for and purchase shares of Common Stock at a price of $5.25 per share (the "Subscription Price").
Each stockholder on the Record Date is receiving one Right for each share of Common Stock held of record on the Record Date. Each Right entitles the holder to whom it is issued (the "Rights Holder") to subscribe for and purchase at the Subscription Price one share of Common Stock. No fractional Rights or cash in lieu thereof will be issued or paid. The aggregate number of Rights issued by the Company to each stockholder has been rounded down to a whole number.


     The total number of shares for which a Rights Holder is entitled to subscribe is printed on the enclosed Subscription Warrant. Submission of the Subscription Warrant and payment of the Subscription Price in the manner described herein are required in order to subscribe for shares of Common Stock in the Subscription Offering. Completed Certificates and payment of the aggregate Subscription Price for the subscribed Common Stock should be sent to the Subscription Agent at the address listed below. ELECTION OF A RIGHTS HOLDER TO EXERCISE RIGHTS IS IRREVOCABLE.


     Rights Holders may exercise their Rights until 5:00 p.m., New York time on January 31, 1997, unless extended by the Company at its option to a date not later than February 14, 1997 (the "Expiration Date"). After the Expiration Date, the Rights will no longer be exercisable and will have no value. The distribution of Rights and sale of Common Stock upon the exercise of Rights is referred to as the "Subscription Offering."


     The Subscription Offering will not be consummated and all funds will be returned without interest if the gross proceeds from the Subscription Offering do not equal at least $1.5 million (the "Minimum Offering").

     1.  Subscription Price.

     The Subscription Price is $5.25 per share of Common Stock.

     2.  Rights.

     The total number of such Rights is printed on the enclosed Subscription Warrant. The number of Rights to which each shareholder is entitled is calculated by multiplying the number of shares owned by each shareholder on the Record Date by one. No fractional Rights will be issued, and the number of Rights issued will be rounded down to a whole number in the case of

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fractional shares.  A Rights Holder may elect to subscribe for fewer than the maximum number of shares of Common Stock to which he or she is entitled under the Subscription Offering.

     3.  Beneficial Ownership.

     Holders of Common Stock who hold shares for the account of others, such as depositories, banks, trust companies, securities brokers or dealers, administrators, trustees or other nominees, should contact the respective Beneficial Owners of such shares as soon as possible to ascertain the Beneficial Owners' intentions and to obtain instructions with respect to the Rights. If a Beneficial Owner so instructs, the holder of Common Stock should complete the Subscription Warrant and submit it to the Subscription Agent with the proper payment. Additionally, Beneficial Owners of Common Stock held through such a nominee holder should contact the nominee holder and request the nominee holder to effect transactions in accordance with the Beneficial Owner's instructions.

     4.  Nontransferable.

     The Rights being granted as part of the Subscription Offering are not transferable. Only the Rights Holder named in the Subscription Warrant may exercise the Rights. The term "Rights Holder" includes financial institutions that are participants in a securities depository, such as DTC, and that held shares of Common Stock on the Record Date in such securities depository.

     5.  Method to Subscribe.

     Rights may be exercised by properly completing and duly executing the Subscription Warrant and having it delivered to First Savings Bank, F.S.B. (the "Subscription Agent") at the address set forth below, together with full payment of the Subscription Price for all shares of Common Stock subscribed for pursuant to the Rights Offering.

                         THE SUBSCRIPTION AGENT IS:

                          First Savings Bank, F.S.B.
                        801 Pile Street - PO Box 1569
                        Clovis, New Mexico 88102-1569


     The Subscription Agent's telephone number is (505) 762-4417.


     For example, a shareholder owning 100 shares of Common Stock on the Record Date would receive Rights to subscribe for 100 shares of Common Stock. To compute the payment due, multiply the number of shares subscribed for by the Subscription Price (i.e., 100 shares x $5.25 = $525). A Rights
Holder may subscribe for less than the full number of shares of Common Stock to which such Rights Holder is entitled pursuant to the Subscription Offering.


     6.  Payment of Purchase Price.

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     Payment may only be made by bank certified check or cashier's check, payable to "First Savings Bank, F.S.B., Subscription Agent."

     7.  Signature and Address.

     (a) SIGNATURES BY REGISTERED RIGHTS HOLDERS. The signature on the Subscription Warrant must correspond with the name of the registered Rights Holder exactly as it appears on the face of the Subscription Warrant without any alteration or change whatsoever. Persons who sign the Subscription Warrant in a representative or other fiduciary capacity must indicate when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to act.

     (b) EXECUTION BY PERSONS OTHER THAN REGISTERED RIGHTS HOLDER. If the Subscription Warrant is signed by a person other than the Rights Holder named on the face of the Subscription Warrant, proper evidence of authority of the person signing the Subscription Warrant must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

     8.  Late Delivery of Subscription Warrants -- Guaranteed Delivery
         Procedures

     If a Rights Holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Warrant(s) evidencing those Rights to reach the Subscription Agent prior to the specified time on the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met: (i) the Subscription Agent receives, at or prior to the specified time on the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with these Instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a financial institution that is a member of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Inc. Medallion Signature Program (each, an "Eligible Institution"), stating the name of the exercising Rights Holder, the number of Rights represented by the Subscription Warrant(s) held by the exercising Rights Holder and the number of shares of Common Stock being subscribed for, and guaranteeing the delivery to the Subscription Agent of the Subscription Warrant(s) evidencing those Rights and payment of the Subscription Price within three (3) business days following the date of the Notice of Guaranteed Delivery; and (ii) the properly completed Subscription Warrant(s) evidencing the Rights being exercised and payment of the Subscription Price is received by the subscription Agent within three (3) business days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Warrants at the address set forth below, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (telecopier no. (505) 762-5775). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Subscription Agent, whose address and telephone number are set forth below.

     9.  Refunds; Delivery of Stock Certificates.

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     If an exercising Rights Holder does not indicate the number of Rights being exercised, or does not forward full payment of the aggregate Subscription Price for the number of Rights that the Rights Holder indicates are being exercised, then the Rights Holder will be deemed to have exercised the maximum number of Rights that may be exercised for the aggregate Subscription Price payment delivered by the Rights Holder. Any excess amount will be returned to the Rights Holder without interest or deductions.

     Certificates representing shares of Common Stock purchased in the Subscription Offering will be delivered as soon as practicable after the conclusion of the Subscription Offering.

     10.  Irregularities.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject a purported exercise of any Right. Subscription Warrants will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines, in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Warrants or orders or incur any liability for failure to give such notification.

     11.  Additional Information.

     Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of the Prospectus should be directed to the Company at the address and telephone number set forth below:

                                [N.R. CORZINE
                               CHAIRMAN AND CEO
                                 PO BOX 44370
                              4061 RIDGEROCK RD.
                         RIO RANCHO, NEW MEXICO 87124
                            (505) 891-1500 EXT. 11
                              FAX (505) 891-0892]





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